Exhibit 99.01


                        ADELPHIA ANNOUNCES STOCK OFFERING


Coudersport, PA, April 23, 1999 -- Adelphia Communications Corporation (NASDAQ-NNM: ADLAC) announced today that it has sold 8,000,000 newly issued shares of Class A Common Stock from its shelf registration statement at an offering price of $61.75 per share. Net proceeds to the Company of approximately $486,100,000 from this offering will be used initially to repay subsidiary bank debt, which the Company plans to reborrow to fund one or more of its recently announced acquisitions. Closing of the sale of common stock is expected to occur on April 28, 1999.

Adelphia Communications Corporation is one of the largest cable television operators in the United States.

Prospectuses may be obtained from Salomon Smith Barney, 388 Greenwich Street, New York, New York 10013. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Class A Common Stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Contact: Timothy J. Rigas, Executive Vice President and Chief Financial Officer of Adelphia, (814) 274-9830.